                                                                     EXHIBIT 3.2


                             ARTICLES OF AMENDMENT
                                       OF
                              WESTOWER CORPORATION

     The following Articles of Amendment are executed by the undersigned, a Washington corporation:

     1.  The name of the corporation is Westower Corporation.

     2. Effective upon filing of these Articles of Amendment with the Secretary of State of Washington, Article 2.1 of the Articles of Incorporation of the corporation is amended to read as follows:

          "2.1  Authorized Shares.  The total number of shares which this
                -----------------
          corporation is authorized to issue is 15,000,000 shares of Common Stock, having a par value of $.01 per share."

     3. The amendment was duly approved by the board of directors of the corporation, in conjunction with the approval of a stock dividend, in accordance with the provisions of RCW 23B.10.020(4).

     These Articles of Amendment are executed by said corporation by its duly authorized officer.

     DATED:  May 5, 1998.

                           WESTOWER CORPORATION



                           By /s/ Calvin J. Payne
                             --------------------
                             Calvin J. Payne, Chief Executive Officer